Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	December 14, 2009

BOOT HILL CASINO & RESORT TO HOST GRAND OPENING
Governor Mark Parkinson and Senate President Stephen Morris to Cut Ribbon on $90 Million Casino Development Project in Dodge City

Olathe, Kansas, December 14, 2009, - Butler National Corporation (OTC Bulletin Board BUKS) a recognized provider of professional management services in the gaming industry, announces Boot Hill Casino & Resort to Host Grand Opening.

New jobs and new opportunities are coming to Kansas with the opening of a new first-class tourist attraction, the Dodge City Boot Hill Casino & Resort.

"Even with today's economic challenges, Kansas has much to be proud of and much to look forward to," said Governor Mark Parkinson. "This world-class facility will bring business to Kansas while creating much needed jobs and resources for the state. The Dodge City Boot Hill Casino & Resort will be a destination not just for our own citizens, but for visitors from across the country."

"I have been looking forward to our grand opening day for quite some time and appreciate the dedication and efforts of the design and construction teams that have completed the first phase of the development project. I am proud of our 'Day 1' employees who have been working so hard over the past months to be sure all facets of the property are operational and ready for the grand opening," said Clark Stewart, President and CEO of Butler National Corporation. "We are excited about the growth and opportunity that this project represents to the residents of Southwest Kansas, and believe that we are creating a world-class destination resort that will bring renewed life to the captivating history of Dodge City. Upon completion of Phase II, we will have a full resort destination that offers a unique yet traditional experience for both the tourism and business communities alike."

Grand Opening festivities and a Ribbon Cutting ceremony will take place on December 16th, officially opening the first phase of the two phase project. Officials attending the event include Governor Mark Parkinson, Senate President Stephen Morris, Ed Van Petten Executive Director of the Kansas Lottery, Carol Sader, Chairman of the Kansas Racing and Gaming Commission, Clark Stewart, President and CEO of Butler National Corporation, Kim Goodnight, Chairman, 2nd District Commissioner, Rick Sowers, Mayor of Dodge City, KS and Michael Weece, Chairman of the Board, Dodge City Chamber of Commerce.

Upon successful completion of the control play day and the approval to open the casino by the Kansas Lottery and the Kansas Racing and Gaming Commission, the casino will be open to the public.

Featured attractions will be 584 electronic gaming machines, 12 table games, a 150 seat casual dining restaurant known as Firesides at Boot Hill , The Saloon for casual cocktails and a variety of imported and domestic draft beers, a snack bar for light fare on the go and a retail gift shop, Phase I of the project will be complete. Bringing the intrigue and excitement of the 1880's Old West tradition to life, the project will mean significant economic growth for the region.

Phase II of the Boot Hill Casino & Resort project, scheduled for completion in February 2012, will see the addition of a 124 guest room hotel, indoor pool, 3,000 square foot salon and spa facility, a 20,000 square foot conference and entertainment facility, 15,000 square feet of additional gaming space and additional dining.

For more information about the new Boot Hill Casino & Resort, or information about careers with us, please visit us at www.boothillcasino.com, or call us at 1-800-906-0777.

Boot Hill Casino & Resort supports responsible gambling initiatives. Guests must be 21 to enter the facility.

ABOUT BOOT HILL CASINO & RESORT
Boot Hill Casino & Resort, located on Highway 50 in Dodge City, is the first state run gaming facility in Kansas. A tribute to the legendary fame of the Old West, the property offers gaming, dining and entertainment in a setting reminiscent of the Wild West era. Phase I of the $90 million project will open in December 2009, with Phase II targeted for completion in February 2012. The Boot Hill Casino & Resort is managed by BHCMC, LLC, a subsidiary of BNSC, a Kansas corporation. The lottery facility games at Boot Hill Casino & Resort are owned and operated by the Kansas Lottery. The Kansas Racing Commission provided regulatory oversight for the casino.

About Butler National Corporation:

Butler National Corporation operates in the Aerospace and Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing McDonnell Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Beechcraft business aircraft.  Services include electronic monitoring of water pumping stations, temporary employee services, gaming services and administrative management services.

 Forward-Looking Information:

The information set forth above includes "forward-looking statements" as outlined in the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934.  Words such as "anticipate," "estimate," "expect," "project," "intend," "may," "plan," "predict," "believe," "should" and similar words or expressions are intended to identify forward-looking statements.  Investors should not place undue reliance on forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.  All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements.  These factors and risks include, but are not limited to the Cautionary Statements and Risk Factors, filed as Exhibit 99 and Section 1A to the Company's Annual Report on Form 10-K, incorporated herein by reference.  Investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT: Craig D. Stewart, Investor Relations Butler National Corporation 19920 W. 161st Street Olathe, KS 66062 Public Relations Phone: 214-498-7775 Fax: 913-780-5088
Jim Drewitz, Public Relations jim@jdcreativeoptions.com Direct Investor Relations Phone office 830-669-2466	Sharon Stroburg 620-682-7730 sstroburg@boothillcasino.com